KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402

            Consent of Independent Registered Public Accounting Firm

The Board of Directors of Allianz Life Insurance Company of New York and the Contract Owners of Allianz Life of NY Variable Account C:

We consent to the use of our report dated April 15, 2008 on the financial statements of Allianz Life of NY Variable Account C and our report dated April 16, 2008 on the financial statements and supplemental schedules of Allianz Life Insurance Company of New York included herein and to the reference to our Firm under the heading "EXPERTS" in the Statement of Additional Information.

                                  /s/ KPMG LLP

Minneapolis, Minnesota
April 24, 2008